Exhibit 99.1

FOR IMMEDIATE RELEASE

HALLMARK FINANCIAL SERVICES, INC. ANNOUNCES

SENIOR UNSECURED NOTES OFFERING

FORT WORTH, Texas, (August 11, 2014) - Hallmark Financial Services, Inc. (NASDAQ:HALL) today announced that it has commenced an underwritten public offering of $25 million of Senior Unsecured Notes due 2024. The Company intends to use the net proceeds of this offering for working capital and general corporate purposes, including funding opportunistic acquisitions of businesses and potential repurchases of shares of its common stock.

Sandler O’Neill + Partners, L.P. and Incapital LLC will serve as joint book-running managers for the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any offer or sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful. The offering is being made only by means of a prospectus supplement and accompanying base prospectus. The Company has filed a registration statement (File No. 333-196613) (including a base prospectus) and a preliminary prospectus supplement for the offering with the Securities and Exchange Commission (the “SEC”). Prospective investors should read the registration statement including the base prospectus, the preliminary prospectus supplement and the final prospectus supplement (when available) and the other documents the Company has filed with the SEC for more complete information about the Company and the offering. Investors may obtain these documents without charge by visiting the SEC website at www.sec.gov. Alternatively, copies of the preliminary prospectus supplement and the accompanying base prospectus for the offering may be obtained from Sandler O’Neill + Partners, L.P., 1251 Avenue of the Americas, 6th Floor, New York, NY 10020, (866) 805-4128 or Incapital LLC, 200 South Wacker Drive, Suite 3700, Chicago, IL 60606, (312) 379-3700.

About Hallmark Financial Services, Inc.

Hallmark Financial Services, Inc. is an insurance holding company which, through its subsidiaries, engages in the sale of property/casualty insurance products to businesses and individuals. Hallmark's business involves marketing, distributing, underwriting and servicing commercial and personal lines of property/casualty insurance products, as well as providing other insurance related services. Hallmark is headquartered in Fort Worth, Texas and its common stock is listed on NASDAQ under the symbol "HALL."

The Hallmark Financial Services, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4395

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, interest rate trends, general economic conditions, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

For further information, please contact:

Mark J. Morrison, President and Chief Executive Officer at 817.348.1600

www.hallmarkgrp.com

Source: Hallmark Financial Services, Inc.